Exhibit 5.1

November 18, 2024

Treasure Global Inc
276 5th Avenue, Suite 704 #739
New York, New York

Re: TREASURE GLOBAL INC

To whom it may concern:

We have acted as counsel to Treasure Global Inc, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 filed by the Company (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the resale, by the selling stockholder listed therein, from time to time pursuant to Rule 415 under the Securities Act as set forth in the Registration Statement, of up in the preliminary prospectus contained in the Registration Statement (and together with the final prospectus being prepared, the “Prospectus”) of offering and resale of up to 22,500,000 shares (the “Shares”) of common stock, par value $0.00001 per share, of the Company (“Common Stock”), which includes up to (i) 20,000,000 shares of Common Stock (the “Purchase Shares”) that may be issued and sold to the Alumni Capital LP (“Alumni”) pursuant to the Purchase Agreement dated as of October 10, 2024 between us and Alumni (the “Purchase Agreement”), and (ii) 2,500,000 shares of Common Stock (the “Warrant Shares”) underlying a warrant (the “Alumni Warrant”) to purchase shares of Common Stock issued to Alumni as a commitment fee pursuant to the Purchase agreement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

In our examination, we have assumed (i) the genuineness of all signatures, including endorsements, (ii) the legal capacity and competency of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies and (v) the accuracy, completeness and authenticity of certificates of public officials.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036
T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1. The Purchase Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment of the consideration therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

2. The Warrant Shares issuable upon exercise of the Alumni Warrant have been duly authorized and, when and if issued in accordance with the warrant, will be legally issued, fully paid and nonassessable.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Purchase Agreement or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

The opinion we render herein is limited to those matters governed by the DGCL as of the date hereof and we disclaim any obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention or that may alter, affect or modify the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares being registered while the Registration Statement is effective under the Securities Act.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036
T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW